Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc. Craig M. Audet, Ph.D., Senior Vice President, Operations & Head of Global Regulatory Affairs caudet@arenapharm.com 858.453.7200, ext. 1612	Media Contact: Russo Partners David Schull, President david.schull@russopartnersllc.com 858.717.2310

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reports Third Quarter 2014 Financial Results

— Conference Call and Webcast Scheduled for Today at 8:30 a.m. Eastern Time —

SAN DIEGO, CA, November 3, 2014 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reported financial results for the third quarter ended September 30, 2014.

“The third quarter saw continued growth for BELVIQ® with prescriptions increasing by approximately 30% over the previous quarter,” said Jack Lief, Arena’s President and Chief Executive Officer. “More recently, we met our goal of completing and reporting on top-line results from our trials evaluating coadministration of lorcaserin and phentermine and lorcaserin for smoking cessation, both of which delivered promising data. Looking forward, we are excited by the potential advancement of our lorcaserin life cycle programs as well as additional progress in our other research and development programs.”

Third Quarter and Recent Developments

BELVIQ® (lorcaserin HCl) CIV US Commercial Update

•	IMS Health estimates that approximately 143,000 prescriptions for BELVIQ were filled in the third quarter of 2014, representing growth of approximately 30% in total prescriptions as compared to the previous quarter.

•	Eisai recorded net product sales for BELVIQ of $16.8 million in the third quarter of 2014.

BELVIQ Additional Developments

•	Arena and Eisai announced top-line results of a pilot study to assess the safety of lorcaserin, when coadministered with phentermine. The results of the investigational study demonstrate that the short-term combination of lorcaserin plus phentermine does not appear to be associated with an exacerbation in the proportion of pre-specified adverse events compared to therapy with lorcaserin alone.

•	Arena and Eisai announced top-line results from the Phase 2 trial investigating lorcaserin for smoking cessation. This proof-of-concept trial provided what is believed to be the first clinical evidence that a selective serotonin 2C agonist may have a treatment effect for smoking cessation.

•	Arena completed dosing in two Phase 1 clinical studies evaluating a lorcaserin 20 mg extended release tablet.

•	Arena and Eisai presented multiple posters on lorcaserin research findings at the American Society of Bariatric Physician’s 64th Annual Obesity and Associated Conditions Symposium and at the American College of Clinical Pharmacy Annual Meeting, both held in Austin, Texas.

•	Arena and Eisai announced that a pooled analysis of the BLOOM and BLOSSOM pivotal, Phase 3 clinical trials of BELVIQ was published in the October issue of Postgraduate Medicine. In the pooled analysis, BELVIQ 10 mg twice daily, as compared to placebo and both in conjunction with diet and exercise, was associated with statistically significant weight loss and clinically relevant improvements in cardiometabolic parameters.

Arena Research & Development

•	Initiated enrollment in a Phase 1 multiple-ascending dose trial of APD334, Arena’s S1P1 receptor agonist intended for the treatment of autoimmune diseases.

•	Ralinepag (formerly known as APD811) granted orphan drug status by the US Food and Drug Administration for the treatment of pulmonary arterial hypertension.

Third Quarter 2014 Financial Results

•	Revenues totaled $8.2 million, including $5.7 million in net product sales of BELVIQ, of which $5.2 million represented 31.5% of Eisai’s net product sales and $0.5 million related to redemptions of the 15-day free voucher.

•	Research and development expenses totaled $24.5 million.

•	General and administrative expenses totaled $8.0 million.

•	Gain on sale of available-for-sale securities of $16.3 million related to Arena’s investment in TaiGen.

•	Net loss was $10.7 million, or $0.05 per share.

•	At September 30, 2014, cash and cash equivalents totaled $188.3 million.

•	At September 30, 2014, approximately 220.1 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast to provide a corporate update and report third quarter 2014 financial results today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Third Quarter 2014 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Conference Participation

Arena is planning to participate at upcoming investment and industry conferences, including:

•	2014 Credit Suisse Healthcare Conference, November 10-13, 2014, Phoenix, Arizona

•	The Stifel Healthcare Conference 2014, November 18-19, 2014, New York, New York

•	26th Annual Piper Jaffray Healthcare Conference, December 2-3, 2014, New York, New York

•	J.P. Morgan 33rd Annual Healthcare Conference, January 12-15, 2015, San Francisco, California

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. The exact mechanism of action is not known.

BELVIQ is approved by the US Food and Drug Administration to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•	The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation, and, in patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For additional information about BELVIQ, including important safety information, click here for the full Prescribing Information or visit www.BELVIQ.com.

Arena has granted exclusive marketing and distribution rights for BELVIQ to Eisai Inc. and Eisai Co., Ltd., for most territories worldwide; to Ildong Pharmaceutical Co., Ltd., for South Korea; to CY Biotech Company Limited for Taiwan; and to Teva Pharmaceutical Industries Ltd.’s local Israeli subsidiary, Abic Marketing Limited, for Israel. Composition of matter patents for BELVIQ are issued in major jurisdictions globally that, in most cases, are capable of continuing into at least 2023.

About Arena Pharmaceuticals

Arena is embracing the challenge of improving health by seeking to bring innovative medicines targeting G protein-coupled receptors to patients. Arena’s internally discovered drug, BELVIQ® (lorcaserin HCl), is approved in the United States, and Arena is focused on discovering, developing and commercializing additional drugs to address unmet medical needs. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication, use, safety, efficacy, mechanism of action, and potential of BELVIQ or lorcaserin, including when coadministered, for smoking cessation and in different formulation; advancement of lorcaserin life cycle programs; progress, potential therapeutic indication and other aspects of the research and development programs; a selective serotonin 2C agonist’s treatment effect for smoking cessation; participation at conferences; patent coverage; embracing the challenge of improving health; seeking to bring innovative medicines to patients; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: top-line results are not comprehensive and are based on a preliminary analysis of then available data, and findings and conclusions related to the trial are subject to change following a more comprehensive review of the data; risks related to commercializing drugs, including regulatory, manufacturing, supply and marketing issues and the availability and use of BELVIQ; cash and revenues generated from BELVIQ, including the impact of competition; Arena’s revenues will be based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and BELVIQ may not be approved for marketing when expected or ever in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for (or Arena or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
Net product sales	$5,726	$2,011	$12,137	$3,330
Eisai collaborative revenue	2,133	973	14,034	68,933
Manufacturing services	158	443	1,184	2,181
Other collaborative revenue	147	151	424	434

Total revenues	8,164	3,578	27,779	74,878

Operating Costs & Expenses
Cost of product sales	1,755	460	4,049	1,514
Cost of manufacturing services	81	632	1,124	3,286
Research & development	24,508	14,592	72,521	47,428
General & administrative	8,029	7,760	25,198	23,614

Total operating costs & expenses	34,373	23,444	102,892	75,842

Interest & Other Income (Expense)
Interest income	16	28	69	68
Interest expense	(1,723)	(1,768)	(5,205)	(5,333)
Gain from valuation of derivative liabilities	2,593	4,100	3,489	10,101
Gain on sale of available-for-sale securities	16,276	0	49,553	0
Other	(1,625)	306	(1,240)	152

Total interest & other income, net	15,537	2,666	46,666	4,988

Net income (loss)	$(10,672)	$(17,200)	$(28,447)	$4,024

Net income (loss) per share:
Basic	$(0.05)	$(0.08)	$(0.13)	$0.02

Diluted	$(0.05)	$(0.08)	$(0.13)	$0.02

Shares used in calculating net income (loss) per share:
Basic	219,866	218,316	219,592	217,923

Diluted	219,866	218,316	219,592	224,354

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30, 2014	December 31, 2013
	(unaudited)	[1]
Assets
Cash & cash equivalents	$188,328	$221,878
Accounts receivable	2,914	10,602
Inventory	11,861	12,759
Prepaid expenses & other current assets	5,974	3,571
Land, property & equipment, net	75,489	77,388
Acquired technology & other non-current assets	12,106	13,609

Total assets	$296,672	$339,807

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$32,395	$30,827
Total deferred revenues	114,961	139,190
Total derivative liabilities	1,403	4,892
Total lease financing obligations & other long-term liabilities	71,627	73,041
Total stockholders’ equity	76,286	91,857

Total liabilities & stockholders’ equity	$296,672	$339,807

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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